EXHIBIT 5.3

                      [LETTERHEAD OF LOYENS & LOEFF]

To:

Each of the Parties Listed
on Schedule I attached hereto


                      JONES LANG LASALLE FINANCE B.V.
                              EUR 165,000,000
                            NOTE EXCHANGE OFFER


Privileged
Amsterdam, November 24, 2000


Ladies and Gentlemen:

We, the undersigned, have acted as special counsel on certain matters of Dutch law to Jones Lang LaSalle Finance B.V., a private company with limited liability incorporated under Dutch law with its official seat in Amsterdam, the Netherlands (the "Issuer") in connection with the exchange of the Original Notes by the Issuer for the Notes pursuant to an exchange offer (the "EXCHANGE OFFER") as contemplated by the documents listed in
Schedule II hereto (the "Documents").

Capitalized terms used herein, which are not otherwise defined herein, shall have the respective meanings as set forth in the Documents, unless the context requires otherwise. Headings are used in this opinion for ease of reference only and shall not affect the interpretation hereof.

In this opinion:

"Original Notes" means the EUR 165,000,000 9% Senior Notes due 2007 unconditionally and irrevocably guaranteed by Jones Lang LaSalle
Incorporated and certain subsidiaries of Jones Lang LaSalle Incorporated as issued by the Issuer on July 26, 2000.

"Notes" means the EUR 165,000,000 9% Senior Notes due 2007 unconditionally and irrevocably guaranteed by Jones Lang LaSalle Incorporated and certain subsidiaries of Jones Lang LaSalle Incorporated to be exchanged by the Issuer pursuant to the Exchange Offer.


In rendering this opinion, we have examined and relied upon the Documents and upon the following documents:

(1) a faxed copy of the final offering memorandum, dated July 19, 2000, with respect to the issuance of the Original Notes (the "Final Memorandum");

(2) a faxed copy of the preliminary prospectus as included in the Registration Statement with respect to the Exchange Offer, filed with the Securities and Exchange Commission on October 17, 2000 (file No. 333-48074), as amended by Amendment No. 1 thereto (the "Prospectus");

(3) copies of the Original Notes dated July 26, 2000, signed by the Issuer and The Bank of New York as trustee;

(4)  faxed draft copies of the forms of the global Notes;

(5) a faxed copy of an excerpt dated July 18, 2000 of the registration of the Issuer in the trade register (the "Trade Register") of the Chamber of Commerce of Amsterdam, the Netherlands, (confirmed by telephone to be correct as of the date hereof) (the "Excerpt");

(6) a copy of the Deed of Incorporation including the articles of association (statuten) of the Issuer as, according to the Excerpt, deposited with the Trade Register as being in force on the date hereof (the "Articles"); and

(7) a faxed copy of a resolution of the board of managing directors (directie) of the Issuer, dated July 17, 2000 (the "Resolution").


For the purpose of the opinions expressed herein, we have assumed:

(i)     the genuineness of all signatures;

(ii) the authenticity of all agreements, certificates, instruments, and other documents submitted to us as originals;

(iii) the conformity to the originals of all agreements, certificates, instruments, and other documents submitted to us as conformed or certified copies;

(iv) that the information recorded in the Excerpt was correct on July 19, 2000 and is correct as of the date hereof;

(v) that the Original Notes qualify as "Euro Securities" (Euro Effecten) as such term is defined in a decree, dated December 21, 1995, promulgated under the Act on the Supervision of Securities Transactions 1995 (Wet toezicht effectenverkeer 1995);

(vi) that, with respect to the Original Notes or the Notes, no person has engaged in a general advertising or sales campaign (algemene reclamecampagne of colportagecampagne), within the meaning of the Dutch Exemption Regulation under the Supervision of Securities Transactions 1995 (Wet toezicht effectenverkeer 1995);

(vii) that the Issuer meets the requirements under Section 3 in conjunction with Section 5 and 6 of the Regulation to Implement
        Section 1 of the Act on the Supervision of the Credit System 1992 (Regeling tot Uitvoering Artikel 1, derde lid, van de Wet toezicht kredietwezen 1992);`

(viii) that the Articles are the articles of association of the Issuer as in force on July 19, 2000 and on the date hereof (although not constituting conclusive evidence thereof this assumption is supported by the contents of the Excerpt);

(ix) that the Issuer has not been dissolved (ontbonden), liquidated, granted a (preliminary) suspension of payments (surseance van betaling verleend) or declared bankrupt (failliet verklaard), (although not constituting conclusive evidence thereof, our assumption is supported by (a) the contents of the Excerpt, and (b) information obtained by telephone today from the bankruptcy's clerk office (faillissementsgriffie) of the district court in Amsterdam);

(x) that the Documents have not been amended, supplemented, terminated, rescinded or declared null and void by a court;

(xi) that (a) each party to the Notes other than the Issuer has all requisite power (corporate and otherwise) to execute and deliver, and to perform its obligations under the Notes, and that (b) the Notes have been duly authorised, executed, and delivered by or on behalf of the parties thereto other than the Issuer;

(xii) that the Notes, when executed, constitute the legal, valid, and binding obligations of the parties thereto, and are enforceable against those parties in accordance with their respective terms, under the laws by which they are expressed to be governed and under the laws of any other relevant jurisdiction (other than the laws of the Netherlands);

(xiii) that the Resolution, (a) correctly reflects the resolution made by the board of managing directors in respect of the transactions contemplated by the Notes, (b) has been made with due observance of the Articles of the Issuer, and (c) has not been, and will not be, amended, revoked, or declared null and void by a competent court;

(xiv) that the general meeting of shareholders of the Issuer has not subjected certain resolutions of the board of managing directors to its approval pursuant to article 12 paragraph 1 of the Articles;

(xv) that the Final Memorandum and the Prospectus are not incomplete or incorrect in any material respect;

(xvi) that the Notes will be issued, offered and sold in the form and denominations set out in, and on the terms and in accordance with the Documents;

(xvii)  that the Issuer has no works council (ondernemingsraad);

(xviii) that the Notes will be signed on behalf of the Issuer by a person authorised to represent the Issuer; and

(xix) That the Notes will be executed in form of the drafts referred to above.


Based upon the foregoing and subject to any factual matters or documents not disclosed to us in the course of our investigation, and subject to the qualifications and limitations stated hereafter, we are of the opinion on the date hereof that:

CORPORATE STATUS

A. The Issuer has been duly incorporated and is validly existing as a besloten vennootschap met beperkte aansprakelijkheid (private company with limited liability) under the laws of the Netherlands and possesses the capacity to sue and to be sued in its own name.

CORPORATE POWER

B. The Issuer has the corporate power to execute and deliver the Notes and to perform its obligations thereunder.

DULY AUTHORIZED

C. The execution and delivery of the Notes and the performance by the Issuer of its obligations under Notes have been duly authorized by all requisite corporate action on the part of the Issuer.

CHOICE OF LAW

D. The choice of the laws of the State of New York as the law governing Notes is valid and binding on the Issuer under the laws of the Netherlands, except (i) to the extent that any term of the Notes or any provision of the laws of the State of New York applicable to the Documents or the Notes is manifestly incompatible with the public policy (ordre public) of the Netherlands and except (ii) that a Dutch court may give effect to the mandatory rules of the laws of the Netherlands or of another jurisdiction with which the situation has a close connection, if and in so far as, under the law of such jurisdiction, those rules must be applied, whatever the chosen law.

LEGAL VALIDITY

E. Subject to paragraph D above, the Notes, when executed, constitute the legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their respective terms.


The opinions set forth above are subject to the following qualifications:

a. The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy (faillissement), insolvency, fraudulent conveyance (actio pauliana), reorganization, suspension of payments (surseance van betaling), and other or similar laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors' rights.

b. The enforcement in the Netherlands of the Notes will be subject to the rules of civil procedure as applied by the Netherlands courts. Specific performance may not always be available under Dutch law.


We express no opinion on any law other than the law of the Netherlands (unpublished case law not included) as it currently stands in the Netherlands. We express no opinion on any laws of the European Communities (insofar as not implemented in the Netherlands in statutes or other regulations of general application). In this opinion letter we express no opinion on tax law.

In this opinion Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by Dutch law and be brought before a Dutch court.

This opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to herein. Nothing in this opinion should be taken as expressing an opinion in respect of any representations, warranties, or other information, contained in the Documents, the Original Notes, the Notes, the Final Memorandum, the Prospectus or any other document examined in connection with this opinion except as expressly confirmed herein.

This opinion is addressed to you and may only be relied upon by you and may not be relied upon by, be filed with or (except as required by applicable law) be transmitted to any other person, firm, company, institution or entity without our prior written consent.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the registration statement relating to the Exchange Offer (the "REGISTRATION STATEMENT") and to the reference to our firm in the Registration Statement.

Yours truly,

Loyens & Loeff


/s/ [SIGNATURE ILLEGIBLE]                 /s/ [SIGNATURE ILLEGIBLE]
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                                 SCHEDULE I
                             OPINION ADDRESSEES


o     Jones Lang LaSalle Finance B.V.
o     Jones Lang LaSalle Incorporated
o     Jones Lang LaSalle Americas, Inc.
o     LaSalle Investment Management, Inc.
o     Jones Lang LaSalle Co-Investment, Inc.
o     LaSalle Hotel Advisors, Inc.
o     Jones Lang LaSalle International, Inc.
o     Jones Lang LaSalle Limited

200 East Randolph Drive
Chicago, Illinois 60601
United States of America





SCHEDULE II

                                 DOCUMENTS


(1) Placement Agreement, dated July 19, 2000, among the Issuer; Jones Lang LaSalle, Incorporated ("JLL"); Jones Lang LaSalle Americas, Inc., Jones Lang LaSalle International, Inc., Jones Lang LaSalle Co-Investment, Inc., LaSalle Hotel Advisors, Inc. and Jones Lang LaSalle Limited (collectively with JLL, the "Guarantors"); and Morgan Stanley & Co. International Limited, Bank of America International Limited, BMO Nesbitt Burns Corp. and Chase Manhattan International Limited (collectively the "Placement Agents").

(2) Registration Rights Agreement, dated July 19, 2000 among the Issuer, the Guarantors and the Placement Agents.

(3) Indenture, dated July 26, 2000 among the Issuer, the Guarantors and The Bank of New York, as trustee.